Filed pursuant to Rule 433

Registration No. 333-224472

Issuer Free Writing Prospectus dated November 18, 2019

Relating to Preliminary Prospectus Supplement dated November 18, 2019

Term Sheet

November 18, 2019

Issuer:	Intel Corporation
Anticipated Ratings:*	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	November 18, 2019
Expected Settlement Date:	November 21, 2019 (T+3)**
Use of proceeds:	General corporate purposes, which may include refinancing of outstanding debt and share repurchases

2.450% Senior Notes due 2029

Size:	$1,250,000,000
Maturity Date:	November 15, 2029
Coupon:	2.450%
Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2020
Price to Public:	99.868%
Benchmark Treasury:	UST 1.75% due November 15, 2029
Benchmark Treasury Price/Yield:	99-13/1.815%
Spread to Benchmark Treasury:	+65 bps
Yield:	2.465%
Make-Whole Call:	T+10 bps for any redemption prior to August 15, 2029
Par Call:	On or after August 15, 2029
CUSIP/ISIN:	458140 BH2/US458140BH27

3.250% Senior Notes due 2049

Size:	$1,500,000,000
Maturity Date:	November 15, 2049
Coupon:	3.250%
Interest Payment Dates:	May 15 and November 15 commencing on May 15, 2020
Price to Public:	99.943%
Benchmark Treasury:	UST 2.25% due August 15, 2049
Benchmark Treasury Price/Yield:	98-27+/2.303%
Spread to Benchmark Treasury:	+95 bps
Yield:	3.253%
Make-Whole Call:	T+15 bps for any redemption prior to May 15, 2049
Par Call:	On or after May 15, 2049
CUSIP/ISIN:	458140 BJ8/US458140BJ82

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc.
Blaylock Van, LLC
Siebert Williams Shank & Co., LLC

Financial Advisor to Intel:***	J. Wood Capital Advisors LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

***	J. Wood Capital Advisors LLC is acting as Intel’s financial advisor for this transaction, for which Intel will pay it a customary fee.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322 or (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533.